April 10, 2024	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$6,475,000

Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence due April 21, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek exposure to the performance of an equally weighted basket of 23 Reference Stocks, which we refer to as the Basket.
•	The Reference Stocks in the Basket represent the common stocks / ordinary shares / American depositary shares of 23 U.S.-listed companies selected by BNY Mellon, National Association, an agent participating in this offering of notes, with potential exposure to artificial intelligence. The Reference Stocks have not been selected by us or our affiliates.
•	Investors should be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.
•	The Reference Stocks have been selected solely by BNY Mellon, National Association, based on its determination that they provide potential exposure to artificial intelligence. However, there is no generally accepted definition, or market consensus, of what constitutes exposure to artificial intelligence. Despite the name of the Basket, there is no assurance that any of the Reference Stocks will actually provide exposure, or provide sufficient exposure, to artificial intelligence or that the Basket meets your expectations concerning exposure to artificial intelligence or any criteria or guidelines with which you wish to or are required to comply.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on April 10, 2024 and are expected to settle on or about April 12, 2024.
•	CUSIP: 48129KDA5

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	—	$1,000
Total	$6,475,000	—	$6,475,000

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) All sales of the notes will be made to certain fee-based advisory accounts for which BNY Mellon, National Association, acting as agent for JPMorgan Financial, is an investment adviser. This agent will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $995.90 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Basket: The notes are linked to an equally weighted basket consisting of 23 Reference Stocks of U.S.-listed companies with potential exposure to artificial intelligence, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement. The Reference Stocks have been selected solely by BNY Mellon, National Association, based on its determination that they provide potential exposure to artificial intelligence. However, there is no generally accepted definition, or market consensus, of what constitutes exposure to artificial intelligence. Despite the name of the Basket, there is no assurance that any of the Reference Stocks will actually provide exposure, or provide sufficient exposure, to artificial intelligence or that the Basket meets your expectations concerning exposure to artificial intelligence or any criteria or guidelines with which you wish to or are required to comply.

Stock Weight: With respect to each Reference Stock, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Basket Adjustment Factor: 100.00%

Pricing Date: April 10, 2024

Original Issue Date (Settlement Date): On or about April 12, 2024

Observation Date*: April 14, 2025

Maturity Date*: April 21, 2025

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

At maturity you will receive a cash payment, for each $1,000 principal amount note, calculated as follows:

$1,000 × (1 + Basket Return) × Basket Adjustment Factor

Because the Basket Adjustment Factor is set to 100.00%, the Basket Adjustment Factor will not provide any buffer against any decline of the Basket. If the Final Basket Value is less than the Initial Basket Value, you will lose some or all of your principal amount at maturity.

Basket Return:

(Final Basket Value – Initial Basket Value)
Initial Basket Value

Initial Basket Value: Set equal to 100 on the Pricing Date

Final Basket Value: The closing level of the Basket on the Observation Date

Closing Level of the Basket:

100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]

A level of the Basket may be published on the Bloomberg Professional® service (“Bloomberg”) under the Bloomberg ticker JPARTINT. Any levels so published are for informational purposes only and are not binding in any way with respect to the notes. Although that level may appear under that Bloomberg ticker during the term of the notes, any such level may not be the same as the closing level of the Basket determined by the calculation agent for the Observation Date. You will not have any rights or claims, whether legal or otherwise, relating to any information regarding that level (whether displayed on Bloomberg or elsewhere) with respect to the notes.

Stock Return: With respect to each Reference Stock,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Observation Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

Key Terms Relating to the Reference Stocks

BNY Mellon, National Association, an agent participating in this offering of notes, selected the Reference Stocks for inclusion in the Basket. The Reference Stocks have not been selected by us or our affiliates.

Reference Stock	Bloomberg Ticker Symbol	Stock Weight	Initial Value
Class A ordinary shares of Accenture plc, par value $0.0000225 per share	ACN	1/23	$324.40
Common stock of Applied Materials, Inc., par value $0.01 per share	AMAT	1/23	$209.25
Common stock of Advanced Micro Devices, Inc., par value $0.01 per share	AMD	1/23	$167.14
Common stock of Amazon.com, Inc., par value $0.01 per share	AMZN	1/23	$185.95
Ordinary shares of ASML Holding NV, nominal value €0.09 per share	ASML	1/23	$974.61
Common stock of Broadcom Inc., par value $0.001 per share	AVGO	1/23	$1,322.37
Common stock of Cadence Design Systems, Inc., par value $0.01 per share	CDNS	1/23	$304.59
Class A common stock of CrowdStrike Holdings, Inc., par value $0.0005 per share	CRWD	1/23	$312.53
Common stock of EPAM Systems, Inc., par value $0.001 per share	EPAM	1/23	$266.79
Common stock of Entegris, Inc., par value $0.01 per share	ENTG	1/23	$136.05
Common stock of Intuit Inc., par value $0.01 per share	INTU	1/23	$628.36
Common stock of KLA Corporation, par value $0.001 per share	KLAC	1/23	$687.12
Common stock of Lam Research Corporation, par value $0.001 per share	LRCX	1/23	$961.64
Common stock of MongoDB, Inc., par value $0.001 per share	MDB	1/23	$351.28
Class A common stock of Meta Platforms, Inc., par value $0.000006 per share	META	1/23	$519.83
Common stock of Monolithic Power Systems, Inc., par value $0.001 per share	MPWR	1/23	$666.49
Common stock of Marvell Technology, Inc., par value $0.002 per share	MRVL	1/23	$71.43
Common stock of Microsoft Corporation, par value $0.00000625 per share	MSFT	1/23	$423.26
Common stock of Micron Technology, Inc., par value $0.10 per share	MU	1/23	$122.20
Common stock of ServiceNow, Inc., par value $0.001 per share	NOW	1/23	$769.19
Common stock of NVIDIA Corporation, par value $0.001 per share	NVDA	1/23	$870.39
Common stock of Synopsys, Inc., par value $0.01 per share	SNPS	1/23	$561.23
American depositary shares (“ADSs”), each representing five common shares, par value NT$10.00 per share, of Taiwan Semiconductor Manufacturing Company Limited	TSM	1/23	$146.22
PS-2 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

Supplemental Terms of the Notes

Any values of the Reference Stocks, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

Hypothetical Payout Profile

The following table and graph illustrate the hypothetical total return and payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns and payments set forth below assume the following:

•	an Initial Basket Value of 100.00; and
•	a Basket Adjustment Factor of 100.00%.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and graph have been rounded for ease of analysis.

Final Basket Value	Basket Return	Total Return on the Notes	Payment at Maturity
165.00	65.00%	65.00%	$1,650.00
150.00	50.00%	50.00%	$1,500.00
140.00	40.00%	40.00%	$1,400.00
130.00	30.00%	30.00%	$1,300.00
120.00	20.00%	20.00%	$1,200.00
110.00	10.00%	10.00%	$1,100.00
105.00	5.00%	5.00%	$1,050.00
101.00	1.00%	1.00%	$1,010.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	-5.00%	$950.00
90.00	-10.00%	-10.00%	$900.00
80.00	-20.00%	-20.00%	$800.00
70.00	-30.00%	-30.00%	$700.00
60.00	-40.00%	-40.00%	$600.00
50.00	-50.00%	-50.00%	$500.00
40.00	-60.00%	-60.00%	$400.00
30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

PS-3 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

The following graph demonstrates the hypothetical payments at maturity on the notes for a range of Basket Returns. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

How the Notes Work

Investors will receive at maturity a cash payment, for each $1,000 principal amount note, equal to $1,000 × (1 + Basket Return) × Basket Adjustment Factor. The Basket Adjustment Factor will be 100.00%.

Upside Scenario:

•	If the closing level of the Basket increases 5.00%, investors will receive at maturity a return equal to 5.00%, or $1,050.00 per $1,000 principal amount note.

Par Scenario:

•	If the Final Basket Value is equal to the Initial Basket Value, investors will receive at maturity the principal amount of their notes.

Downside Scenario:

•	If the closing level of the Basket declines 60.00%, investors will lose 60.00% of their principal amount and receive only $400.00 per $1,000 principal amount note at maturity, calculated as follows:

$1,000 × (1 + -60.00%) × 100.00% = $400.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-4 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. The amount payable at maturity, if any, will reflect the performance of the Basket. Because the Basket Adjustment Factor is set to 100.00%, the Basket Adjustment Factor does not provide any buffer against any decline of the Basket. If the Final Basket Value is less than the Initial Basket Value, you will lose some or all of your principal amount at maturity.

•	THE BASKET ADJUSTMENT FACTOR WILL PROVIDE NO BENEFIT BECAUSE IT IS SET EQUAL TO 100.00% —

Because the Basket Adjustment Factor is set equal to 100.00%, you will not benefit from any upside return enhancement or any buffer against any decline of the Basket.  Under these circumstances, if the Final Basket Value is less than the Initial Basket Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Basket Value is less than the Initial Basket Value.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE NOTES DO NOT PAY INTEREST.
•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS —

The notes are linked to an equally weighted Basket composed of 23 Reference Stocks. In calculating the Final Basket Value, an increase in the price of one share of one of the Reference Stocks may be moderated, or more than offset, by lesser increases or declines in the prices of one share of the other Reference Stocks. In addition, high correlation of movements in the prices of one share of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	The U.S. federal income tax consequences of an investment in the notes are uncertain —

You should evaluate an investment in the notes in light of your particular circumstances. If you are a Non-U.S. Holder, we expect that implicit dividend equivalent amounts will be withheld upon at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty, unless that income is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States), in which case, in order to avoid withholding, you will likely be required to provide a properly completed IRS Form W-8ECI. Any “effectively connected income” from your notes, which includes any gain from the sale or settlement of your notes that is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to

PS-5 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence file U.S. federal income tax returns, in each case in the same manner as if you were a U.S. Holder. If you are not a United States person, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

We will not pay any additional amounts with respect to any withholding tax.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the level of

PS-6 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence the Basket. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Basket

•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	THE BASKET MAY NOT MEET YOUR EXPECTATIONS CONCERNING EXPOSURE TO ARTIFICIAL INTELLIGENCE OR BE REPRESENTATIVE OF THE ARTIFICIAL INTELLIGENCE SECTOR —

The Reference Stocks have been selected by BNY Mellon, National Association, an agent participating in this offering of notes, based on its determination that they provide potential exposure to artificial intelligence.  However, there is no assurance that any of the Reference Stocks will actually provide exposure, or provide sufficient exposure, to artificial intelligence or that the Basket meets your expectations concerning exposure to artificial intelligence or any criteria or guidelines with which you wish to or are required to comply.  You should undertake your own investigation into each Reference Stock, its issuer and the Basket, and you should make your own determination as to whether they meet your expectations regarding exposure to artificial intelligence.

There is no generally accepted definition, or market consensus, of what constitutes exposure to artificial intelligence, and a variety of activities by a company may be considered exposure to artificial intelligence, including, but not limited to, developing artificial intelligence models or technologies, developing, making or selling materials or technologies used for the deployment of artificial intelligence, developing, making or selling products or services that use artificial intelligence or otherwise using artificial intelligence in the conduct of its business.  In addition, what constitutes exposure to artificial intelligence may change over time and the Basket will not be adjusted to reflect any such change.

Furthermore, the Basket may not be representative of the artificial intelligence sector, and the performance of the Basket may not be correlated with the performance of the artificial intelligence sector generally or under any specific definition of artificial intelligence you or others may have.

•	THE INVESTMENT STRATEGY REPRESENTED BY THE BASKET MAY NOT BE SUCCESSFUL —

The Reference Stocks in the Basket represent the common stocks / ordinary shares / American depositary shares of 23 U.S.-listed companies with potential exposure to artificial intelligence.  You should undertake your own investigation into each Reference Stock and its issuer, and you should make your own determination as to the potential effect of exposure to artificial intelligence, including any further development and utilization of artificial intelligence, on each Reference Stock.  There can be no assurance that any exposure to artificial intelligence will positively impact the values of the Reference Stocks.  There is also no assurance that these companies will benefit from any further development or utilization of artificial intelligence.  It is possible that the investment strategy represented by the Basket will not be successful and that the levels of the Basket and the notes will be adversely affected.  Moreover, there can be no assurance that the Reference Stocks or the Basket will outperform any other U.S.-listed companies or baskets with potential exposure to artificial intelligence.

•	THE REFERENCE STOCKS ARE CONCENTRATED IN THE TECHNOLOGY SECTOR —

A substantial portion of the Reference Stocks has been issued by companies whose business is associated with the technology sector.  Because the value of the notes is determined by the performance of the Basket consisting of the Reference Stocks, an investment in these notes will be concentrated in this sector.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES WITH RESPECT TO THE CLASS A ORDINARY SHARES OF ACCENTURE PLC, ORDINARY SHARES OF ASML HOLDING NV AND THE ADSs OF Taiwan Semiconductor Manufacturing Company Limited —

The Class A ordinary shares of Accenture plc, the ordinary shares of ASML Holding NV and the ADSs of Taiwan Semiconductor Manufacturing Company Limited have been issued by non-U.S. companies. Investments in securities linked to the value of non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.

PS-7 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

•	CURRENCY EXCHANGE RATE RISK WITH RESPECT TO THE ORDINARY SHARES OF ASML HOLDING NV AND THE ADSs OF TAIWAN SEMICONDUCTOR MANUFACTURING COMPANY LIMITED —

Because the ordinary shares of ASML Holding NV are quoted and traded in U.S. dollars on The Nasdaq Stock Market and quoted and traded in European Union euros on Euronext Amsterdam, and the ADSs of Taiwan Semiconductor Manufacturing Company Limited are quoted and traded in U.S. dollars on the New York Stock Exchange and the common shares of Taiwan Semiconductor Manufacturing Company Limited are quoted and traded in New Taiwan dollars on the Taiwan Stock Exchange, fluctuations in the exchange rates between the European Union euro and the U.S. dollar and between the New Taiwan dollar and the U.S. dollar will likely affect the relative value of the ordinary shares of ASML Holding NV in the two applicable currencies and the relative value of the ADSs and common shares of Taiwan Semiconductor Manufacturing Company Limited in the two applicable currencies and, as a result, will likely affect the market prices of the ordinary shares of ASML Holding NV trading on The Nasdaq Stock Market and the ADSs of Taiwan Semiconductor Manufacturing Company Limited trading on the New York Stock Exchange.  These trading differences and currency exchange rates may affect the market value of the notes.

Each of the European Union euro and the New Taiwan dollar has been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future.

Previous fluctuations or periods of relative stability in each of the exchange rate between the European Union euro and the U.S. dollar and the exchange rate between the New Taiwan dollar and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in that rate that may occur over the term of the notes.  Each of the exchange rate between the European Union euro and the U.S. dollar and the exchange rate between the New Taiwan dollar and the U.S. dollar is the result of the supply of, and the demand for, those currencies.  Changes in the relevant exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the European Union and its member states or Taiwan, as applicable, and the United States, including economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments, any political, civil or military unrest and the extent of governmental surpluses or deficits in in the European Union and its member states or Taiwan, as applicable, and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by in the European Union and its member states or Taiwan, as applicable, and the United States and other jurisdictions important to international trade and finance.

•	LIMITED TRADING HISTORY WITH RESPECT TO THE CLASS A COMMON STOCK OF CROWDSTRIKE HOLDINGS, INC. AND THE COMMON STOCK OF MARVELL TECHNOLOGY, INC. —

The Class A common stock of CrowdStrike Holdings, Inc. commenced trading on The Nasdaq Stock Market on June 12, 2019 and therefore has limited historical performance.  On April 20, 2021, Marvell Technology Group Ltd. (“Legacy Marvell”) completed the acquisition of Inphi Corporation pursuant to which Legacy Marvell and Inphi Corporation became wholly owned subsidiaries of Marvell Technology, Inc., and Marvell Technology, Inc. became the successor SEC registrant to Legacy Marvell. The common stock of Marvell Technology, Inc. commenced trading on The Nasdaq Stock Market on April 21, 2021 and therefore has limited historical performance. Accordingly, historical information for these Reference Stocks is available only since the applicable date listed above.  Past performance should not be considered indicative of future performance.

•	EMERGING MARKETS RISK WITH RESPECT TO THE ADSs OF Taiwan Semiconductor Manufacturing Company Limited —

The ADSs of Taiwan Semiconductor Manufacturing Company Limited have been issued by a non-U.S. company conducting its business in an emerging markets country (Taiwan).  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

PS-8 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

•	THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF THE ADSs OF Taiwan Semiconductor Manufacturing Company Limited AND THE RIGHTS OF HOLDERS OF THE COMMON SHARES OF Taiwan Semiconductor Manufacturing Company Limited —

There are important differences between the rights of holders of the ADSs of Taiwan Semiconductor Manufacturing Company Limited and the rights of holders of the common shares of Taiwan Semiconductor Manufacturing Company Limited, which we refer to as the underlying stock. For example, the issuer of the underlying stock may make distributions in respect of the underlying stock that are not passed on to the holders of the ADSs of Taiwan Semiconductor Manufacturing Company Limited. Any such differences between the rights of holders of the underlying stock may be significant and may materially and adversely affect the value of the ADSs of Taiwan Semiconductor Manufacturing Company Limited and, as a result, the notes.

•	IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE BASED ON THE VALUE OF CASH, SECURITIES (INCLUDING SECURITIES OF OTHER ISSUERS) OR OTHER PROPERTY DISTRIBUTED TO HOLDERS OF A REFERENCE STOCK UPON THE OCCURRENCE OF A REORGANIZATION EVENT —

Following certain corporate events relating to a Reference Stock where its issuer is not the surviving entity, a liquidation of a Reference Stock issuer or other reorganization events affect a Reference Stock issuer as described in the accompanying product supplement, a portion of any payment on the notes may be based on the common stock (or other security) of a successor to that Reference Stock issuer or any cash or any other assets distributed to holders of that Reference Stock in the relevant corporate event.  The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes.  The specific corporate events that can lead to these adjustments and the procedures for selecting the Exchange Property (as defined in the accompanying product supplement) are described in the accompanying product supplement.

•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-9 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

The Basket

The return on the notes is linked to an equally weighted basket consisting of 23 Reference Stocks of U.S.-listed companies selected by BNY Mellon, National Association, an agent participating in this offering of notes, with potential exposure to artificial intelligence.

The Reference Stocks have been selected solely by BNY Mellon, National Association, based on its determination that they provide potential exposure to artificial intelligence. However, there is no generally accepted definition, or market consensus, of what constitutes exposure to artificial intelligence. Despite the name of the Basket, there is no assurance that any of the Reference Stocks will actually provide exposure, or provide sufficient exposure, to artificial intelligence or that the Basket meets your expectations concerning exposure to artificial intelligence or any criteria or guidelines with which you wish to or are required to comply.

All information contained in this pricing supplement on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.

We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on April 10, 2024
Class A ordinary shares of Accenture plc, par value $0.0000225 per share	ACN	New York Stock Exchange	001-34448	$324.40
Common stock of Applied Materials, Inc., par value $0.01 per share	AMAT	The Nasdaq Stock Market	000-06920	$209.25
Common stock of Advanced Micro Devices, Inc., par value $0.01 per share	AMD	The Nasdaq Stock Market	001-07882	$167.14
Common stock of Amazon.com, Inc., par value $0.01 per share	AMZN	The Nasdaq Stock Market	000-22513	$185.95
Ordinary shares of ASML Holding NV, nominal value €0.09 per share	ASML	The Nasdaq Stock Market	001-33463	$974.61
Common stock of Broadcom Inc., par value $0.001 per share	AVGO	The Nasdaq Stock Market	001-38449	$1,322.37
Common stock of Cadence Design Systems, Inc., par value $0.01 per share	CDNS	The Nasdaq Stock Market	000-15867	$304.59
Class A common stock of CrowdStrike Holdings, Inc., par value $0.0005 per share	CRWD	The Nasdaq Stock Market	001-38933	$312.53
Common stock of EPAM Systems, Inc., par value $0.001 per share	EPAM	New York Stock Exchange	001-35418	$266.79
Common stock of Entegris, Inc., par value $0.01 per share	ENTG	The Nasdaq Stock Market	001-32598	$136.05
Common stock of Intuit Inc., par value $0.01 per share	INTU	The Nasdaq Stock Market	000-21180	$628.36
Common stock of KLA Corporation, par value $0.001 per share	KLAC	The Nasdaq Stock Market	000-09992	$687.12
PS-10 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on April 10, 2024
Common stock of Lam Research Corporation, par value $0.001 per share	LRCX	The Nasdaq Stock Market	000-12933	$961.64
Common stock of MongoDB, Inc., par value $0.001 per share	MDB	The Nasdaq Stock Market	001-38240	$351.28
Class A common stock of Meta Platforms, Inc., par value $0.000006 per share	META	The Nasdaq Stock Market	001-35551	$519.83
Common stock of Monolithic Power Systems, Inc., par value $0.001 per share	MPWR	The Nasdaq Stock Market	000-51026	$666.49
Common stock of Marvell Technology, Inc., par value $0.002 per share	MRVL	The Nasdaq Stock Market	001-40357	$71.43
Common stock of Microsoft Corporation, par value $0.00000625 per share	MSFT	The Nasdaq Stock Market	001-37845	$423.26
Common stock of Micron Technology, Inc., par value $0.10 per share	MU	The Nasdaq Stock Market	001-10658	$122.20
Common stock of ServiceNow, Inc., par value $0.001 per share	NOW	New York Stock Exchange	001-35580	$769.19
Common stock of NVIDIA Corporation, par value $0.001 per share	NVDA	The Nasdaq Stock Market	000-23985	$870.39
Common stock of Synopsys, Inc., par value $0.01 per share	SNPS	The Nasdaq Stock Market	000-19807	$561.23
ADSs, each representing five common shares, par value NT$10.00 per share, of Taiwan Semiconductor Manufacturing Company Limited	TSM	New York Stock Exchange	001-14700	$146.22

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	Accenture plc, an Irish company, is a professional services company that provides a range of services and solutions across Strategy & Consulting, Technology, Operations, Industry X and Song.
•	Applied Materials, Inc. provides manufacturing equipment, services and software to the semiconductor, display and related industries.
•	Advanced Micro Devices, Inc. is a semiconductor company, primarily offering server microprocessors (CPUs), graphics processing units (GPUs), accelerated processing units (APUs), data processing units, Field Programmable Gate Arrays (FPGAs), Smart Network Interface Cards (SmartNICs), Artificial Intelligence (AI) accelerators and Adaptive System-on-Chip (SoC) products for data centers; CPUs, APUs and chipsets for desktop, notebook and handheld personal computers; discrete GPUs and semi-custom SoC products and development services; and embedded CPUs, GPUs, APUs, FPGAs, Systems on Modules (SOMs) and Adaptive SoC products. From time to time, Advanced Micro Devices, Inc. may also sell or license portions of its intellectual property portfolio.
•	Amazon.com, Inc. serves consumers through its online and physical stores; manufactures and sells electronic devices; develops and produces media content; offers subscription services, such as Amazon Prime; offers programs that enable sellers to sell their products in its stores and to fulfill orders using Amazon.com, Inc.’s services; offers developers and enterprises a set of on-demand technology services, including compute, storage, database, analytics and machine learning and other service offerings; offers programs that allow authors, independent publishers, musicians, filmmakers, Twitch streamers, skill and app developers and others to publish and sell content; and provides advertising services to sellers, vendors, publishers, authors and others, through programs such as sponsored ads, display and video advertising.
•	ASML Holding NV, a Dutch company, provides chipmakers with hardware, software and services to mass produce the patterns of integrated circuits (microchips).
•	Broadcom Inc. designs, develops and supplies a range of semiconductor and infrastructure software solutions.
PS-11 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

•	Cadence Design Systems, Inc. provides computational software, special-purpose computational hardware, intellectual property and services to multiple vertical sectors, including automotive, artificial intelligence, aerospace and defense, high-performance and mobile computing, hyperscalers, wireless communication, industrial internet of things and life sciences.
•	CrowdStrike Holdings, Inc. is a cybersecurity company that provides cloud-delivered protection of endpoints, cloud workloads, identity and data via a software as a service subscription-based model that spans multiple security markets, including corporate workload security, security and IT operations, managed security services, next-gen security information event management, cloud security, identity protection, threat intelligence, data protection, exposure management and cybersecurity generative artificial intelligence.
•	EPAM Systems, Inc. provides digital platform engineering and software development services to customers.
•	Entegris, Inc. is a supplier of advanced materials and process solutions for the semiconductor and other high-technology industries.
•	Intuit Inc. delivers financial management, compliance and marketing products and services to consumers and small businesses and provides specialized tax products to accounting professionals.
•	KLA Corporation is a supplier of equipment and services for the electronics industry and provides process control and process-enabling solutions for manufacturing wafers, reticles/masks, chemicals/materials, integrated circuits, packaged integrated circuits, printed circuit boards and flat panel displays.
•	Lam Research Corporation is a supplier of wafer fabrication equipment and services to the semiconductor industry.
•	MongoDB is a developer data platform company whose developer data platform is an integrated set of database and related services.
•	Meta Platforms, Inc. builds products that enable people to connect and share with friends and family through mobile devices, personal computers, virtual reality and mixed reality headsets and wearables.
•	Monolithic Power Systems, Inc. is a fabless company that provides semiconductor-based power electronic solutions.
•	Marvell Technology, Inc. is a supplier of data infrastructure semiconductor solutions.
•	Microsoft Corporation is a technology company that develops and supports software, services, devices and solutions.
•	Micron Technology, Inc. designs, develops and manufactures memory and storage products.
•	ServiceNow, Inc. is a workflow automation platform for digital businesses that provides a cloud-based solution with embedded artificial intelligence and machine learning capabilities that helps enterprises across industries, universities and governments unify and digitize their workflows.
•	NVIDIA Corporation is a full-stack computing infrastructure company with data-center-scale offerings whose full-stack includes the CUDA programming model that runs on all of its graphics processing units (GPUs), as well as domain-specific software libraries, software development kits and Application Programming Interfaces and whose data-center-scale offerings include compute and networking solutions that can scale to tens of thousands of GPU-accelerated servers interconnected to function as a single giant computer.
•	Synopsys, Inc. (i) supplies electronic design automation software that engineers use to design and test integrated circuits, also known as “chips” or “silicon,” and provides software and hardware used to validate the electronic systems that incorporate chips and the software that runs on them, including cloud-based digital design flow to boost chip-design development productivity; (ii) offers a portfolio of semiconductor intellectual property (IP) products, which are pre-designed circuits that engineers use as components of larger chip designs rather than designing those circuits themselves; and (iii) provides software tools and services that improve the security and quality of software code in a variety of industries, including electronics, financial services, automotive, medicine, energy and industrials.
•	Taiwan Semiconductor Manufacturing Company Limited, a Taiwanese company, is a foundry that manufactures semiconductors using its manufacturing processes for its customers based on proprietary integrated circuit designs provided by them.

Historical Information

The first graph sets forth the historical performance of the Basket as a whole based on the weekly historical closing prices of one share of each Reference Stock from June 14, 2019 through April 5, 2024. The graph of the historical performance of the Basket assumes that the closing level of the Basket on June 14, 2019 was 100 and that the Stock Weights of the Reference Stocks were as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement on that date. The other graphs below set forth the historical performance of the Reference Stocks (other than the Class A common stock of CrowdStrike Holdings, Inc. and the common stock of Marvell Technology, Inc..) from January 4, 2019 through April 5, 2024, the historical performance of the Class A common stock of CrowdStrike Holdings, Inc. based on the weekly historical closing prices of one share of the Class A common stock of CrowdStrike Holdings, Inc. from June 14, 2019 through April 5, 2024, and the historical performance of the common shares of Legacy Marvell, par

PS-12 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence value $0.002 per share, based on the weekly historical closing prices of one common share of Legacy Marvell from January 4, 2019 through April 16, 2021 and the historical performance of the common stock of Marvell Technology, Inc. based on the weekly historical closing prices of one share of the common stock of Marvell Technology, Inc. from April 23, 2021 through April 5, 2024. The Class A common stock of CrowdStrike Holdings, Inc. commenced trading on The Nasdaq Stock Market on June 12, 2019 and the common stock of Marvell Technology, Inc. commenced trading on The Nasdaq Stock Market on April 21, 2021 and therefore each has limited historical performance.

The historical closing levels of the Basket and the historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Basket on the Observation Date or the closing prices of one share of any Reference Stock on the Observation Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

PS-13 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

PS-14 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

PS-15 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

PS-16 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

PS-17 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

PS-18 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

† The vertical dotted line in the graph indicates April 21, 2021. In the graph, the performance to the left of the vertical dotted line reflects the common shares of Legacy Marvell and the performance to the right of the vertical dotted line reflects the common stock of Marvell Technology, Inc.

PS-19 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

PS-20 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

PS-21 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Regulations under Code Section 871(m) impose a 30% withholding tax (or a lower rate under an applicable treaty) on certain “dividend equivalents” paid or deemed paid to non-U.S. Holders with respect to derivatives linked to U.S. stocks, even in cases where the derivatives do not provide for payments explicitly linked to dividends. Accordingly, the applicable Treasury regulations can deem non-U.S. investors to be receiving dividend equivalents in respect of those underlying U.S. stocks even if no payments on the notes are directly traceable to any such dividends.

Section 871(m) generally applies to notes that substantially replicate the economic performance of one or more Underlying Securities, as determined upon issuance, based on tests set forth in the applicable Treasury regulations (each a “Specified Security”). We intend to treat the notes as Specified Securities and therefore as being subject to Section 871(m).

We have estimated the implicit dividend equivalent amounts relating to all Underlying Securities with respect to a note as set forth in the table below. We will treat these amounts as paid on the dates set forth in the table below. If you are a Non-U.S. Holder, you should expect withholding agents to withhold 30% (or a lower rate under the dividend provision of an applicable income tax treaty) of the estimated implicit dividend equivalent amounts from your payment at maturity, if not sooner, based on the payment schedule listed in the table below. Furthermore, if you sell or otherwise dispose of the notes prior to maturity, you should expect withholding agents to withhold 30% (or a lower rate under the dividend provision of an applicable income tax treaty) of any estimated implicit dividend equivalent amounts that have accrued on the notes and that have not already been withheld on. We will not provide any further information concerning the actual dividend equivalent amounts, which may differ from our estimated implicit dividend equivalent amounts. You should consult your tax adviser regarding the application of these rules.

Our determinations (including with respect to the dividend equivalent amounts) are generally binding on you, but are not binding on the IRS, and the IRS may disagree with our determinations. Section 871(m) is complex and its application may depend on your particular circumstances. You should consult your tax adviser regarding the application of Section 871(m) to the notes.

We will not pay any additional amounts with respect to any withholding tax.

PS-22 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

Reference Stock	Bloomberg Ticker Symbol	Deemed Payment Dates	Expected Dividend Amounts
Common stock of Applied Materials, Inc., par value $0.01 per share	AMAT	6/13/2024	$0.40
		9/5/2024	$0.40
		12/6/2024	$0.40
		3/10/2025	$0.40
Common stock of Advanced Micro Devices, Inc., par value $0.01 per share	AMD	N/A	$0
Common stock of Amazon.com, Inc., par value $0.01 per share	AMZN	N/A	$0
Common stock of Broadcom Inc., par value $0.001 per share	AVGO	6/28/2024	$5.25
		9/27/2024	$5.25
		12/27/2024	$5.50
		3/31/2025	$5.50
Common stock of Cadence Design Systems, Inc., par value $0.01 per share	CDNS	N/A	$0
Class A common stock of CrowdStrike Holdings, Inc., par value $0.0005 per share	CRWD	N/A	$0
Common stock of EPAM Systems, Inc., par value $0.001 per share	EPAM	N/A	$0
Common stock of Entegris, Inc., par value $0.01 per share	ENTG	5/24/2024	$0.10
		8/23/2024	$0.10
		11/20/2024	$0.10
		2/21/2025	$0.10
Common stock of Intuit Inc., par value $0.01 per share	INTU	7/5/2024	$0.90
		10/4/2024	$1.02
		1/9/2025	$1.02
		4/4/2025	$1.02
Common stock of KLA Corporation, par value $0.001 per share	KLAC	5/10/2024	$1.45
		8/14/2024	$1.45
		11/14/2024	$1.45
		2/14/2025	$1.45
Common stock of Lam Research Corporation, par value $0.001 per share	LRCX	7/10/2024	$2.00
		10/16/2024	$2.00
		1/8/2025	$2.00
		4/9/2025	$2.00

PS-23 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

Reference Stock	Bloomberg Ticker Symbol	Deemed Payment Dates	Expected Dividend Amounts
Common stock of MongoDB, Inc., par value $0.001 per share	MDB	N/A	$0
Class A common stock of Meta Platforms, Inc., par value $0.000006 per share	META	6/20/2024	$0.50
		9/19/2024	$0.50
		12/20/2024	$0.50
		3/24/2025	$0.50
Common stock of Monolithic Power Systems, Inc., par value $0.001 per share	MPWR	7/15/2024	$1.25
		10/15/2024	$1.25
		1/15/2025	$1.25
		4/15/2025	$1.25
Common stock of Marvell Technology, Inc., par value $0.002 per share	MRVL	5/1/2024	$0.06
		7/26/2024	$0.06
		10/25/2024	$0.06
		1/22/2025	$0.06
Common stock of Microsoft Corporation, par value $0.00000625 per share	MSFT	6/13/2024	$0.75
		9/12/2024	$0.75
		12/12/2024	$0.78
		3/13/2025	$0.78
Common stock of Micron Technology, Inc., par value $0.10 per share	MU	4/24/2024	$0.12
		7/17/2024	$0.12
		10/16/2024	$0.12
		1/15/2025	$0.12
Common stock of NVIDIA Corporation, par value $0.001 per share	NVDA	6/28/2024	$0.04
		9/20/2024	$0.04
		12/20/2024	$0.04
		3/21/2025	$0.04
Common stock of Synopsys, Inc., par value $0.01 per share	SNPS	N/A	$0

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and

PS-24 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence

Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as

PS-25 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-26 | Structured Investments Return Notes Linked to an Equally Weighted Basket of 23 Reference Stocks with Potential Exposure to Artificial Intelligence